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                   [TAFT, STETTINIUS & HOLLISTER LETTERHEAD]

                                                                     Exhibit 5.1

                                October 22, 1997




Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

         We have acted as counsel for The O'Gara Company (the "Corporation") in connection with its filing of a Registration Statement on Form S-4 concerning the registration of 6,650,000 shares of O'Gara common stock, $0.01 par value, to be issued by the Corporation as part of its acquisition of Kroll Holdings, Inc. Such acquisition will be carried out pursuant to the terms of a Plan and Agreement to Merge Kroll Holdings, Inc. with a wholly owned subsidiary of the Corporation dated as of August 8, 1997 (the "Merger Agreement").

         It is our opinion that the registration of the shares of O'Gara common stock covered by the Registration Statement has been and, upon approval of the Merger Agreement by the shareholders of the Corporation as contemplated by the Merger Agreement, the issuance of such shares by the Corporation will have been duly authorized by all necessary corporate action of the Corporation. Subsequent to the acquisition, and assuming such shares are issued in compliance with the terms of the Merger Agreement, such shares of O'Gara common stock will be legally issued, fully paid and non-assessable.



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Securities & Exchange Commission
October 22, 1997
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         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement included therein.

                                       Yours very truly,



                                       /s/ Taft, Stettinius & Hollister